Exhibit 99.1

NEWS RELEASE

Contact: Sarah Simmons Investor Relations (ext. 125) sarahs@amvproperties.com	1780 South Bellaire Street Suite 100 Denver, CO 80222 Ph: (303) 297-1800 Fax: (303) 296-7353	Listed: AMEX Trading Symbol: AMV www.amvproperties.com

AMERIVEST PROPERTIES REPORTS SECOND QUARTER 2006 RESULTS UNDER PLAN OF LIQUIDATION AND OCCUPANCY INFORMATION

DENVER, CO, August 8, 2006 — AmeriVest Properties Inc. (AMEX: AMV) announced today its second-quarter results and a change to the liquidation basis of accounting.

AmeriVest announced in May 2006 that its stockholders approved a Plan of Liquidation (the “Plan”) at AmeriVest’s annual meeting of stockholders held on May 24, 2006.  As required by generally accepted accounting principles, the Company adopted the liquidation basis of accounting on June 1, 2006.  Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, with the associated estimates periodically reviewed and adjusted as appropriate.  For all periods prior to June 1, 2006, the Company’s financial statements are presented on the going concern basis of accounting.

The Company’s net assets in liquidation at June 30, 2006 aggregated approximately $122.2 million or $5.06 per share based upon the 24,131,206 shares outstanding at June 30, 2006.  The Company filed its second quarter Form 10-Q with the Securities and Exchange Commission on August 8, 2006.  Further information regarding the calculation of net assets in liquidation and related disclosures are contained within the filing.

Property Occupancy Information as of June 30, 2006

Overall portfolio occupancy was 90.7% at June 30, 2006, compared to 90.0% at March 31, 2006 and 91.2% at December 31, 2005.  Data reflects same store occupancy (buildings acquired on or before December 31, 2005 and excluding properties that were sold).

During the second quarter of 2006, the Company completed 29 lease transactions involving more than 129,000 square feet, including 10 leases with new tenants involving more than 58,000 square feet and more than 16,000 square feet in expansions of 8 existing tenants.  The average transaction size was 4,471 square feet, ranging from 343 to 16,083 square feet.  Significant new transactions during the quarter included two leases at Camelback Lakes for 12,757 square feet at a $28.36 effective rate and for 11,174 square feet at a $30.00 effective rate and a new lease at Southwest Gas for 14,052 square feet at a $21.00 effective rate, increasing occupancy at Southwest Gas from 89% to 99% (see chart for detailed property occupancy information).  Given the announced agreement to sell its properties, the Company does not intend to provide property occupancy information in the future.

Balance Sheet and Operating Ratios

At June 30, 2006, AmeriVest had $126.4 million of debt, with a 52.7% ratio of debt to total market capitalization.  All of the debt at June 30, 2006, is secured, fixed-rate debt with a weighted-average interest rate of 5.98%.

The Plan

On May 24, 2006, AmeriVest stockholders approved a Plan for the assets of the Company, consisting primarily of 12 office properties in Dallas, Phoenix, and Denver.  On July 18, 2006, AmeriVest announced that it had entered into a definitive agreement to sell its entire portfolio of office buildings to Koll/PER LLC (“Koll/PER”).  The gross purchase price is $273 million (less a reserve for capital expenditures of approximately $850,000), which includes an assumption of existing property level debt of approximately $126 million.  The transaction is expected to close on a property-by-property basis beginning in mid-August 2006, as loan approvals are received from the Company’s mortgage lenders.  Koll/PER has completed its physical due diligence, however, the agreement is subject to customary closing conditions, including each lender’s approval of the buyer’s assumption of the debt.  There is no assurance that the transaction will close, or close on the terms described.

The Company intends to complete the sales under the terms of the agreement with Koll/PER and commence distributions to stockholders under the Plan as soon as reasonably practicable after closing of property sales.  As noted above, AmeriVest’s net assets in liquidation aggregated $122.2 million or $5.06 per share on June 30, 2006.  This amount represents the estimated assets at net realizable value on an undiscounted basis.  As detailed in the Company’s Form 10-Q for the quarter ended June 30, 2006, the amount also includes an estimated net liability for future estimated general and administrative expenses and other costs during the liquidation period.  As none of the property sales have actually closed, these estimates contain potential costs that could change as circumstances dictate.  There can be no assurance that these estimated values will be realized, nor if the estimated general and administrative expenses are adequate.  This amount should not be taken as an indication of the timing or amount of future distributions to be made by AmeriVest.  The timing and amount of the initial and interim liquidating distributions (if any) and the final liquidating distribution will depend on the timing and amount of proceeds the Company receives upon the sale of these assets and the extent to which reserves are required.

As previously announced in connection with the Koll/PER agreement, the Company updated its range of estimated cash distributions in liquidation to $5.05 to $5.35 per share.  The estimates supporting the low end of this range and the net assets in liquidation at June 30, 2006 are contained in the Company’s second quarter Form 10-Q filed with the Securities and Exchange Commission on August 8, 2006.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, is a company in liquidation.  Prior to liquidation approval, AmeriVest provided Smart Space for Small Business® in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  In May 2006, the Company’s shareholder’s approved a plan of complete liquidation.  Further information on AmeriVest is available at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the consummation of the proposed portfolio sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting (filed April 18, 2006) and from time to time in the Company’s filings with the Securities and Exchange Commission.

Property Occupancy Information

			June 30, 2006		December 31, 2005
Building/ Location	Year Acquired	Rentable Area(1)	Occupancy Rate(2)	Average Rent Per SF(3)	Occupancy Rate	Average Rent Per SF(3)

Same Store-
Sheridan Center Denver, CO	2000	140,290	76.6%	$15.72	79.7%	$15.95
Kellogg Building Littleton, CO	2001	111,741	96.6%	19.78	95.1%	19.56
Arrowhead Fountains Peoria, AZ	2001	96,203	95.5%	23.24	100.0%	22.08
Centerra Denver, CO	2002	187,660	83.7%	17.32	84.2%	17.36
Parkway Centre II Plano, TX	2002	151,921	95.7%	20.07	85.5%	19.61
Southwest Gas Building Phoenix, AZ	2003	145,696	98.7%	22.63	90.3%	23.08
Greenhill Park Addison, TX	2003	248,249	85.8%	16.99	86.5%	17.41
Scottsdale Norte Scottsdale, AZ	2003	79,697	100.0%	23.69	100.0%	22.76
Camelback Lakes Phoenix, AZ	2004	202,794	89.0%	25.37	100.0%	23.78
Hackberry View of Las Colinas Irving, TX	2004	114,598	95.7%	20.13	95.7%	21.01
Parkway Centre III Plano, TX	2004	152,396	87.9%	20.84	91.2%	20.61
Hampton Court Dallas, TX	2004	108,588	100.0%	21.78	98.0%	21.46
	Subtotal	1,739,833	90.7%	$20.46	91.2%	$20.26
Sold-
Keystone Office Park Indianapolis, IN	1999/2003	N/A	N/A	N/A	79.1%	17.35
Financial Plaza, Mesa, AZ	2003	N/A	N/A	N/A	90.8%	23.59
	Subtotal	N/A	N/A	N/A	79.1%	22.07
	Total	1,739,833	90.7%	$20.46	90.5%	$20.61

(1) Includes office space but excludes storage, telecommunications and garage space.  As tenant spaces rollover, new NRA based on appropriate core factors for each property have been applied.

(2) Includes approximately 17,000 square feet (0.10% of total rentable area) that has been leased but is not yet occupied and approximately 4,000 square feet (0.2% of total rentable area) that is leased but has been vacated.

(3) Annualized cash basis revenue divided by leased area.